Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cyclacel Pharmaceuticals, Inc. of our report dated March 31, 2017 relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

New York, NY
June 29, 2017